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EXHIBIT 10.35

SEVENTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

        SEVENTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this "Amendment"), dated as of December 20, 2001, among ELGAR HOLDINGS, INC. ("Holdings"), ELGAR ELECTRONICS CORPORATION (the "Borrower"), the lenders party to the Credit Agreement referred to below (the "Banks"), and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"), and acknowledged and agreed to by Power Ten (the "Subsidiary Guarantor"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

        WHEREAS, Holdings, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of February 3, 1998, and amended and restated as of May 29, 1998 (as amended, modified or supplemented to, but not including, the date hereof, the "Credit Agreement");

        WHEREAS, Holdings, the Borrower, JFLEI and the Agent are parties to the Capital Call Agreement;

        WHEREAS, the parties hereto wish to amend and/or waive certain provisions of the Credit Agreement as herein provided;

        WHEREAS, concurrently with the effectiveness of this Amendment, JFLEI and the Agent will enter into (x) a Guaranty, dated as of December 20, 2001, in the form attached hereto as Exhibit A (as amended, modified or supplemented from time to time, the "JFLEI Guaranty") and (y) a Cash Collateral Agreement, dated as of December 20, 2001, in the form attached hereto as Exhibit B (as amended, modified or supplemented from time to time, the "JFLEI Cash Collateral Agreement"); and

        WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto agree as follows.

        NOW, THEREFORE, it is agreed:

        1.    Holdings, the Borrower, the Banks and the Agent hereby acknowledge and agree that, as of the Seventh Amendment Effective Date (as hereinafter defined), (i) $47,614.58 of outstanding Obligations represent all PIK Interest (as defined in the Credit Agreement before giving effect to this Amendment) that has been capitalized through the Seventh Amendment Effective Date and added to principal as well as all non-capitalized PIK Interest (as defined in the Credit Agreement before giving effect to this Amendment) accrued and unpaid through the Seventh Amendment Effective Date and (ii) concurrently with the effectiveness of this Amendment, such amount shall be payable pursuant to Section 3.01(f) of the Credit Agreement (as amended hereby).

        2.    Section 1.05(f) of the Credit Agreement is hereby deleted in its entirety.

        3.    Section 1.08 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

          (b)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Eurodollar Rate Margin plus the Eurodollar Rate for such Interest Period.

          (c)  Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time. Interest which accrues under this Section 1.08(c) shall be payable on demand.

          (d)  Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e)  Upon each Interest Determination Date, the Agent shall determine the Eurodollar Rate for each Interest Period applicable to Eurodollar Loans and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto."

        4.    Section 3.01 of the Credit Agreement is hereby amended by inserting the following new clause (f) at the end thereof:

          "(f)  The Borrower agrees to pay to the Agent for the pro rata account of each Bank an amount equal to $47,614.58 in the aggregate (which amount represents all PIK Interest (as defined in this Agreement prior to giving effect to the Seventh Amendment) that has been capitalized through the Seventh Amendment Effective Date and added to principal as well as all non-capitalized PIK Interest accrued and unpaid through the Seventh Amendment Effective Date), which amount shall be payable on the earliest of (i) the date on which the Total Revolving Loan Commitment has been terminated and all other Obligations have been paid in full (other than indemnities not yet due and payable), (ii) the date on which the Obligations have been declared (or have become) due and payable as provided in the last paragraph of Section 10 and (iii) the Final Maturity Date."

        5.    Section 4.02(b) of the Credit Agreement is hereby amended by deleting the date "December 31, 2001" and the amount "$2,875,000" set forth opposite such date in the table therein and inserting the following new date and amount in lieu thereof in such table:

        "January 25, 2002                        $2,875,000".

        6.    Section 4.02(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

          "(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within one Business Day after each date on or after the Restatement Effective Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of outstanding Term Loans and/or as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(h) and (i)."

        7.    Section 9.06(iv) of the Credit Agreement is hereby amended by inserting the words "with the prior written consent of the Required Banks and" at the beginning of such Section.

        8.    Section 9.06(v) of the Credit Agreement is hereby amended by inserting the words "with the prior written consent of the Required Banks (other than with respect to reasonable legal fees and expenses associated with the Seventh Amendment and the transactions contemplated thereby, which may be paid under this clause (v))," at the beginning of such Section.

        9.    Section 10.11 of the Credit Agreement is hereby amended by deleting the first word "The" thereof and inserting the text "At any time prior to the Seventh Amendment Effective Date, the" in lieu thereof.

        10.  Section 11.01 of the Credit Agreement is hereby amended by deleting the following definitions appearing therein: "Base Rate Basic Interest", "Base Rate Basic Interest Rate", "Base Rate PIK Interest", "Base Rate PIK Interest Rate", "Basic Interest", "Eurodollar Rate Basic Interest", Eurodollar Rate Basic Interest Rate", "Eurodollar Rate PIK Interest" and "Eurodollar Rate PIK Interest Rate".

        11.  The definition of "Consolidated Interest Expense" appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting the words "all PIK Interest' appearing in clause (z) of the proviso thereof and inserting the words "all capitalized interest on the Loans" in lieu thereof.

        12.  The definition of "Credit Documents" appearing in Section 11.01 of the Credit Agreement is hereby amended by inserting the text "the JFLEI Guaranty," immediately after the text "the Subsidiaries Guaranty," appearing therein.

        13.  The definition of "Guaranty" appearing in Section 11.01 of the Credit Agreement is hereby amended by inserting the text ", the JFLEI Guaranty" immediately after the text "the Holdings Guaranty" appearing therein.

        14.  The definition of "Security Document" appearing in Section 11.01 of the Credit Agreement is hereby amended by inserting the text ", the JFLEI Cash Collateral Agreement" immediately after the text "the Pledge Agreement" appearing therein.

        15.  Section 11.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

          "JFLEI Cash Collateral Agreement' shall have the meaning provided in the recitals to the Seventh Amendment.

          "JFLEI Guaranty" shall have the meaning provided in the recitals to the Seventh Amendment."

          "Seventh Amendment" shall mean the Seventh Amendment and Waiver, dated as of December 20, 2001, to this Agreement.

          "Seventh Amendment Effective Date" shall have the meaning provided in the Seventh Amendment.

        16.  The Banks hereby waive, but only during the Waiver Period (as defined below), any Default or Event of Default that has arisen (or may hereafter arise) solely as a result of Holdings and the Borrower failing to comply with (i) Section 9.08 of the Credit Agreement during the period from the last day of Holdings' fiscal quarter ended closest to September 30, 2001 through and including January 24, 2002 (such period, the "Waiver Period") and (ii) Sections 9.07 and 9.09 of the Credit Agreement for the Test Period ended on the last day of Holdings' fiscal quarter ended closest to September 30, 2001 and for the Test Period ending on the last day of Holdings' fiscal quarter ending closest to December 31, 2001; provided, however the waivers set forth in this Section 16 shall cease on January 25, 2002 at which time such Defaults and/or Events of Default shall be reinstated automatically without any further action or notice by the Agent or any Bank.

        17.  This Amendment shall become effective on the date (the "Seventh Amendment Effective Date") when (i) each of Holdings, the Borrower, the Subsidiary Guarantor and the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Agent at the Notice Office , (ii) JFLEI shall have executed and delivered (including by way of facsimile transmission) to the Agent at the Notice Office a signed counterpart of each of the JFLEI Guaranty and the JFLEI Cash Collateral Agreement and shall have deposited with the Collateral Agent at least $5,000,000 in cash in accordance with the terms of the JFLEI Cash Collateral Agreement and (iii) the Agent shall have received an opinion from Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to the Agent, with respect to the transactions contemplated by this Amendment.

        18.  In order to induce the Banks to enter into this Amendment, each of Holdings and the Borrower hereby represents and warrants that (i) no Default or Event of Default exists on the Seventh Amendment Effective Date, after giving effect to this Amendment, and (ii) the transactions contemplated by this Amendment and the Participation Agreement do not violate or contravene the Senior Note Indenture.

        19.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be delivered to Holdings, the Borrower and the Agent.

        20.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

        21.  From and after the Seventh Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

        22.  This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

* * *

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

ELGAR HOLDINGS, INC.
By:	/s/ KENNETH R. KILPATRICK President and Chief Executive Officer
ELGAR ELECTRONICS CORPORATION
By:	/s/ KENNETH R. KILPATRICK President and Chief Executive Officer
POWER TEN Individually and as Agent
By:	/s/ KENNETH R. KILPATRICK President and Chief Executive Officer
BANKERS TRUST COMPANY, Individually and as Agent
By:	/s/ PATRICK W. DOWLING Vice President

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  EXHIBIT 10.35
SEVENTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT